Exhibit 99.1

Mastercard Announces Departure of Gary Flood
Flood leaves a legacy of customer focus and innovation

PURCHASE, N.Y. – October 10, 2017 – Mastercard today announced that Gary Flood, President of Global Products and Solutions, will depart the company at the end of 2017. Flood joined Mastercard in 1986 in the sales organization, was an architect of the product, services and digital solutions offerings and has championed the transformation to a technology-focused company.

“Not many have made the impact on an organization that Gary has made at Mastercard,” said Ajay Banga, President and CEO, Mastercard. “More than his keen customer focus or agile view on marketplace dynamics, Gary has infused Mastercard with a devotion to teams and his passion for advancing the company with a strict sense of values and unwavering integrity.”

Effective January 1, 2018, the following individuals will report directly to Mr. Banga: Ajay Bhalla, Chief Enterprise Security Solutions Officer; Garry Lyons, Chief Innovation Officer; Michael Miebach, Chief Product Officer; Raja Rajamannar, Chief Marketing and Communications Officer and Kevin Stanton, Chief Services Officer.

About Mastercard
Mastercard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. Mastercard products and solutions make everyday commerce activities – such as shopping, traveling, running a business and managing finances – easier, more secure and more efficient for everyone. Follow us on Twitter @MastercardNews, join the discussion on the Beyond the Transaction Blog and subscribe for the latest news on the Engagement Bureau.

Contacts: Seth Eisen, seth.eisen@mastercard.com, 914-249-3153